Q2 News Release

Calgary, July 28, 2017	Exhibit 99.1

Imperial announces second quarter 2017 financial and operating results

●	Net loss of $77 million compared to a net loss of $181 million in second quarter of 2016

●	Progressing a comprehensive plan to improve reliability and achieve targeted production levels at Kearl

●	Increased ability to deliver value to shareholders through an expanded share buyback program

	Second quarter			Six months
millions of Canadian dollars, unless noted	2017	2016	%	2017	2016	%

Net income (loss) (U.S. GAAP)	(77)	(181)	57	256	(282)	191

Net income (loss) per common share	(0.09)	(0.21)	57	0.30	(0.33)	191
- assuming dilution (dollars)

Capital and exploration expenditures	143	335	(57)	296	743	(60)

Imperial recorded an estimated net loss of $77 million in the second quarter of 2017, as compared with a net loss of $181 million in the same period of 2016. The quarterly performance reflects the impacts of the ongoing business environment coupled with upstream outages and planned facility turnarounds. The change relative to the second quarter of 2016 is largely due to higher crude prices and reduced refinery turnaround activity.

In the quarter, Imperial advanced a comprehensive plan to achieve targeted production levels at Kearl. The company is undertaking actions to resolve reliability issues, primarily in the mining and ore preparation areas of the operation. These actions, which are planned to proceed throughout 2017 and 2018, will lead to higher production levels and lower unit costs. Improvements will continue to be implemented in conjunction with scheduled maintenance activities to optimize overall performance.

“Kearl is a high-quality, long-life asset of significant importance to the company,” said Rich Kruger, chairman, president and chief executive officer. “We are addressing gaps in performance by enhancing existing infrastructure while also evaluating additional innovative ideas to improve results.”

In the second quarter, Imperial returned more than $250 million to shareholders through dividends and share purchases. The company reaffirmed its commitment to maximize shareholder value by substantially expanding its share buyback program in late June.

Imperial has a long history of returning value to shareholders through share buybacks. The program was last used to reduce shares outstanding in 2009 when Imperial embarked on an unprecedented period of upstream growth. The recent completion of major growth projects supports the resumption of share purchases.

“Our approach to capital allocation focuses on maintaining a strong balance sheet, paying a reliable and growing dividend and investing in attractive growth opportunities,” Kruger added. “Further increasing our ability to deliver value through an expanded share buyback program allows us to flexibly return surplus cash to shareholders.”

Imperial’s financial flexibility demonstrates the strength and resiliency of its integrated business model over the business cycle.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

Second quarter highlights

●	Net loss of $77 million or $0.09 per-share on a diluted basis, compared to the net loss of $181 million or $0.21 per-share in the second quarter of 2016.

●	Cash generated from operating activities was $492 million, an increase of $49 million from the second quarter of 2016.

●	Capital and exploration expenditures totalled $143 million, a decrease of $192 million from the second quarter of 2016. Full-year expenditures are expected to be about $800 million, as the company maintains its focus on capital discipline and capturing market and productivity benefits in the current business environment.

●	Dividends and share purchases totalled $254 million, including the purchase of approximately 3.3 million shares at a cost of $127 million.

●	Production averaged 331,000 gross oil-equivalent barrels per day, up from 329,000 barrels per day in the same period of 2016. Production at Kearl and Syncrude increased relative to the prior year’s second quarter which was impacted by the Alberta wildfires. These increases were offset by the absence of production at the 11,000 barrels per day Norman Wells operation due to the continued shutdown of Enbridge’s Line 21 export pipeline. Following National Energy Board regulatory reviews, anticipated approvals and pipeline upgrades, production is anticipated to resume in the second half of 2018.

●	Syncrude continued production ramp up and maintenance optimization following the fire at its Mildred Lake upgrader in March. Imperial has provided technical and logistical support to Syncrude to assist with recovery efforts over the past several months. Syncrude used the unscheduled outage to accelerate turnaround activities, avoiding planned downtime later in the year. The company’s share of gross production from Syncrude averaged 27,000 barrels per day in the second quarter and is expected to return to normal operating levels in August.

●	Kearl comprehensive plan underway to improve reliability and achieve targeted production levels. The plan, expected to proceed throughout 2017 and 2018, includes actions to deliver improvements, primarily associated with mining and ore preparation operations, to sustain targeted production rates throughout the life of the asset. In the second quarter, improvement activities were executed during scheduled maintenance and included a range of mechanical enhancements. Gross production of Kearl bitumen averaged 171,000 barrels per day in the quarter (121,000 barrels Imperial’s share). Production was impacted by about 38,000 barrels per day (27,000 barrels Imperial’s share) associated with the planned maintenance activities.

●	Refinery throughput averaged 358,000 barrels per day, up from 246,000 barrels in the second quarter of 2016, primarily due to reduced turnaround activity. Refinery capacity utilization was 85 percent, reflecting the impact of a planned 71 day turnaround at the Sarnia facility completed in early July.

●	Petroleum product sales were 486,000 barrels per day, up from 470,000 barrels per day in the second quarter of 2016. Sales growth continues to be driven by strong collaboration across our downstream value chain and the expansion of Imperial’s retail, wholesale, industrial and commercial networks.

●	Increased ability to deliver value to shareholders through an expanded share buyback program. The program enables Imperial to purchase up to three percent of its common shares outstanding, approximately 25 million shares, during the 12 months ending June 26, 2018. It supports the company’s approach to capital allocation, which focuses on maintaining a strong balance sheet, paying a reliable and growing dividend and investing in attractive growth opportunities. Further increasing Imperial’s ability to deliver value through an expanded share buyback program allows the company to flexibly return surplus cash to shareholders.

IMPERIAL OIL LIMITED

Second quarter 2017 vs. second quarter 2016

The company’s net loss for the second quarter of 2017 was $77 million or $0.09 per-share on a diluted basis, compared to the net loss of $181 million or $0.21 per-share for the same period last year.

Upstream recorded a net loss in the second quarter of $201 million, compared to a net loss of $290 million in the same period of 2016. Results in the second quarter of 2017 reflected the impact of higher Canadian crude oil realizations of about $140 million and favorable foreign exchange impacts, partially offset by higher energy costs of about $50 million and higher operating costs of about $50 million, primarily at Syncrude.

West Texas Intermediate (WTI) averaged US$48.20 per barrel in the second quarter of 2017, up from US$45.64 per barrel in the same quarter of 2016. Western Canada Select (WCS) averaged US$37.18 per barrel and US$32.36 per barrel respectively for the same periods. The WTI / WCS differential narrowed to 23 percent in the second quarter of 2017, from 29 percent in the same period of 2016.

The Canadian dollar averaged US$0.74 in the second quarter of 2017, a decrease of US$0.04 from the second quarter of 2016.

Imperial’s average Canadian dollar realizations for bitumen and synthetic crudes increased generally in line with the North American benchmarks, adjusted for changes in exchange rates and transportation costs. Bitumen realizations averaged $38.22 per barrel for the second quarter of 2017, an increase of $8.77 per barrel versus the second quarter of 2016. Synthetic crude realizations averaged $65.07 per barrel, an increase of $6.49 per barrel for the same period of 2016.

Gross production of Cold Lake bitumen averaged 160,000 barrels per day in the second quarter, compared to 163,000 barrels per day in the same period last year.

Gross production of Kearl bitumen averaged 171,000 barrels per day in the second quarter (121,000 barrels Imperial’s share) up from 155,000 barrels per day (110,000 barrels Imperial’s share) during the second quarter of 2016. Higher production was mainly due to the absence of the Alberta wildfires. In the second quarter of 2017, Kearl production was impacted by planned turnaround activities of about 38,000 barrels per day (27,000 barrels Imperial’s share).

The company’s share of gross production from Syncrude averaged 27,000 barrels per day, up from 18,000 barrels per day in the second quarter of 2016. Syncrude second quarter 2017 production was impacted by the fire at the Syncrude Mildred Lake upgrader that occurred in mid-March and by planned maintenance. Higher production was the result of the absence of the Alberta wildfires and lower planned maintenance compared with the same period of 2016.

Downstream net income was $78 million in the second quarter, up from $71 million in the same period of 2016. Earnings increased mainly due to reduced planned turnaround activity of about $130 million and lower marketing expenses, partly offset by lower marketing margins of about $80 million, including the impact of the retail divestment and lower industry margins, as well as lower refining margins of about $70 million, mainly due to crude supply disruption associated with the Syncrude fire at its Mildred Lake upgrader in March.

Refinery throughput averaged 358,000 barrels per day, up from 246,000 barrels per day in the second quarter of 2016. Increased throughput reflects reduced turnaround activity in the second quarter 2017, compared to the same period of 2016.

Petroleum product sales were 486,000 barrels per day, up from 470,000 barrels per day in the second quarter of 2016. Sales growth continues to be driven by strong collaboration across our downstream value chain and the expansion of Imperial’s retail, wholesale, industrial and commercial networks.

Chemical net income was $64 million in the second quarter, up from $55 million in the same quarter of 2016.

Net income effects from Corporate and Other were negative $18 million in the second quarter, compared to negative $17 million in the same period of 2016.

IMPERIAL OIL LIMITED

Cash flow generated from operating activities was $492 million in the second quarter, compared with $443 million in the corresponding period in 2016.

Investing activities used net cash of $281 million in the second quarter, compared with $297 million used in the same period of 2016.

Cash used in financing activities was $260 million in the second quarter, compared with $106 million in the second quarter of 2016. Dividends paid in the second quarter of 2017 were $127 million. The per-share dividend paid in the second quarter was $0.15, up from $0.14 in the same period of 2016. In the second quarter of 2017, Imperial resumed share purchases under its share buyback program. The company purchased about 3.3 million shares for approximately $127 million.

The company’s cash balance was $623 million at June 30, 2017, versus $195 million at the end of the second quarter of 2016.

On June 22, 2017, the company announced by news release that it had received final approval from the Toronto Stock Exchange for a new normal course issuer bid and will continue its existing share buyback program. The program enables the company to purchase up to a maximum of 25,395,927 common shares during the period June 27, 2017 to June 26, 2018, which includes shares purchased under the normal course issuer bid and from Exxon Mobil Corporation concurrent with, but outside of the normal course issuer bid. As in the past, Exxon Mobil Corporation has advised the company that it intends to participate to maintain its ownership percentage at approximately 69.6 percent. The program will end should the company purchase the maximum allowable number of shares, or on June 26, 2018.

Share purchases are currently anticipated to equal approximately $250 million in the third quarter of 2017. Purchase plans may be modified at any time without prior notice.

IMPERIAL OIL LIMITED

Six months highlights

●	Net income of $256 million, up from net loss of $282 million in the prior year.

●	Net income per-share on a diluted basis was $0.30, up from net loss per-share of $0.33 in 2016.

●	Cash flow generated from operating activities was $846 million, versus $492 million in 2016.

●	Gross oil-equivalent production averaged 354,000 barrels per day, down 6 percent from 376,000 barrels per day in 2016.

●	Refinery throughput averaged 378,000 barrels per day, up from 323,000 barrels per day from the same period of 2016.

●	Per-share dividends declared during the year totalled $0.31, up $0.02 per-share from 2016.

Six months 2017 vs. six months 2016

Net income in the first six months of 2017 was $256 million, or $0.30 per-share on a diluted basis versus a net loss of $282 million or $0.33 per-share in the first six months of 2016.

Upstream recorded a net loss of $287 million in the first six months of 2017, compared to a net loss of $738 million from the same period of 2016. Results reflected the impact of higher Canadian crude oil realizations of about $740 million, partially offset by higher royalties of about $100 million and energy costs of about $80 million, higher operating expenses at Syncrude of about $70 million and lower volumes of about $70 million, including the absence of production at Norman Wells.

West Texas Intermediate averaged US$49.96 per barrel in the first six months of 2017, up from US$39.78 per barrel in the same period of 2016. Western Canada Select averaged US$37.22 per barrel and US$25.88 per barrel respectively for the same periods. The WTI / WCS differential narrowed to 26 percent in the first six months of 2017, from 35 percent in the same period of 2016.

The Canadian dollar averaged US$0.75 in the first six months of 2017, essentially unchanged from the same period of 2016.

Imperial’s average Canadian dollar realizations for bitumen and synthetic crudes increased generally in line with the North American benchmarks, adjusted for changes in the exchange rate and transportation costs. Bitumen realizations averaged $37.21 per barrel for the first six months of 2017, an increase of $16.45 per barrel versus the same period of 2016. Synthetic crude realizations averaged $67.00 per barrel, an increase of $18.41 per barrel from the same period of 2016.

Gross production of Cold Lake bitumen averaged 159,000 barrels per day in the first six months of 2017, compared to 164,000 barrels per day from the same period of 2016. Lower volumes were primarily due to the timing of steam cycles.

Gross production of Kearl bitumen averaged 177,000 barrels per day in the first six months of 2017 (125,000 barrels Imperial’s share) up from 175,000 barrels per day (124,000 barrels Imperial’s share) from the same period of 2016.

During the first six months of 2017, the company’s share of gross production from Syncrude averaged 46,000 barrels per day, compared to 49,000 barrels per day from the same period of 2016. Syncrude year to date production was impacted by the March 2017 fire at the Syncrude Mildred Lake upgrader and planned maintenance. In 2016, production was impacted by the Alberta wildfires and planned maintenance.

IMPERIAL OIL LIMITED

Downstream net income was $458 million, up from $391 million from the same period of 2016. Earnings increased mainly due to a gain of $151 million from the sale of a surplus property and reduced planned turnaround activity of about $130 million. This was partially offset by lower marketing margins of approximately $140 million, including the impact of the retail divestment and lower industry margins, as well as lower refining margins of about $50 million, partly due to crude supply disruption associated with the fire at Syncrude’s Mildred Lake upgrader in March.

Refinery throughput averaged 378,000 barrels per day in the first six months of 2017, up from 323,000 barrels per day from the same period of 2016. Capacity utilization increased to 90 percent from 77 percent in the same period of 2016, reflecting reduced turnaround activity.

Petroleum product sales were 486,000 barrels per day in the first six months of 2017, up from 469,000 barrels per day from the same period of 2016. Sales growth continues to be driven by strong collaboration across our downstream value chain and the expansion of Imperial’s retail, wholesale, industrial and commercial networks.

Chemical net income was $109 million, up from $104 million from the same period of 2016.

For the first six months of 2017, net income effects from Corporate and Other were negative $24 million, versus negative $39 million from the same period of 2016.

Cash flow generated from operating activities was $846 million in the first six months of 2017, compared with $492 million in 2016, reflecting higher earnings partially offset by unfavourable working capital effects.

Investing activities used net cash of $220 million in the first six months of 2017, compared with $655 million from the same period of 2016, reflecting lower additions to property, plant and equipment, and higher proceeds from asset sales.

Cash used in financing activities was $394 million in the first six months of 2017, compared with cash provided by financing activities of $155 million from the same period of 2016, reflecting the absence of debt issuance in the current year. Dividends paid in the first six months of 2017 were $254 million. The per-share dividend paid in the first six months of 2017 was $0.30, up from $0.28 for the same period of 2016. In 2017, the company resumed share purchases under its share buyback program. The company purchased about 3.3 million shares for approximately $127 million.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future financial and operating results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates; production life and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products and resulting price and margin impacts; limitations on transportation for accessing markets; political or regulatory events, including changes in law or government policy; applicable royalty rates and tax laws; the receipt, in a timely manner, of regulatory and third-party approvals; third party opposition to operations and projects; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas restrictions; currency exchange rates; availability and allocation of capital; performance of third party service providers; unanticipated operational disruptions; management effectiveness; commercial negotiations; project management and schedules; response to unexpected technological developments; operational hazards and risks; disaster response preparedness; the ability to develop or acquire additional reserves; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this report all dollar amounts are expressed in Canadian dollars unless otherwise stated. This report should be read in conjunction with the company’s annual report on Form 10-K for the year ended December 31, 2016. Note that numbers may not add due to rounding.

The term “project” as used in this report can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Second Quarter		Six Months
millions of Canadian dollars, unless noted	2017	2016	2017	2016

Net Income (loss) (U.S. GAAP)
Total revenues and other income	7,033	6,248	14,189	11,470
Total expenses	7,158	6,500	13,894	11,871
Income (loss) before income taxes	(125)	(252)	295	(401)
Income taxes	(48)	(71)	39	(119)
Net income (loss)	(77)	(181)	256	(282)

Net income (loss) per common share (dollars)	(0.09)	(0.21)	0.30	(0.33)
Net income (loss) per common share - assuming dilution (dollars)	(0.09)	(0.21)	0.30	(0.33)

Other Financial Data
Gain (loss) on asset sales, after tax	28	10	186	34
Total assets at June 30			41,105	43,244

Total debt at June 30			5,222	8,908
Interest coverage ratio - earnings basis (times covered)			26.3	4.0

Other long-term obligations at June 30			3,678	3,455

Shareholders’ equity at June 30			25,000	23,072
Capital employed at June 30			30,240	31,998
Return on average capital employed (percent) (a)			9.0	1.1

Dividends declared on common stock
Total	136	127	263	246
Per common share (dollars)	0.16	0.15	0.31	0.29

Millions of common shares outstanding
At June 30			844.3	847.6
Average - assuming dilution	849.9	850.6	850.1	850.5

(a)	Return on capital employed is the rolling average net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.

IMPERIAL OIL LIMITED

Attachment II

	Second Quarter		Six Months
millions of Canadian dollars	2017	2016	2017	2016

Total cash and cash equivalents at period end	623	195	623	195

Net income (loss)	(77)	(181)	256	(282)
Adjustments for non-cash items:
Depreciation and depletion	352	407	744	831
(Gain) loss on asset sales	(31)	(13)	(213)	(43)
Deferred income taxes and other	(37)	(98)	163	(180)
Changes in operating assets and liabilities	285	328	(104)	166
Cash flows from (used in) operating activities	492	443	846	492

Cash flows from (used in) investing activities	(281)	(297)	(220)	(655)
Proceeds associated with asset sales	39	17	222	50

Cash flows from (used in) financing activities	(260)	(106)	(394)	155

IMPERIAL OIL LIMITED

Attachment III

	Second Quarter		Six Months
millions of Canadian dollars	2017	2016	2017	2016

Net income (loss) (U.S. GAAP)
Upstream	(201)	(290)	(287)	(738)
Downstream	78	71	458	391
Chemical	64	55	109	104
Corporate and other	(18)	(17)	(24)	(39)
Net income (loss)	(77)	(181)	256	(282)

Revenues and other income
Upstream	2,081	1,733	4,415	3,211
Downstream	5,193	4,790	10,667	8,984
Chemical	349	317	690	615
Eliminations / Corporate and other	(590)	(592)	(1,583)	(1,340)
Revenues and other income	7,033	6,248	14,189	11,470

Purchases of crude oil and products
Upstream	1,026	905	2,142	1,723
Downstream	4,014	3,555	8,023	6,312
Chemical	193	171	394	330
Eliminations	(591)	(590)	(1,584)	(1,338)
Purchases of crude oil and products	4,642	4,041	8,975	7,027

Production and manufacturing expenses
Upstream	1,051	838	2,024	1,747
Downstream	426	421	775	736
Chemical	48	51	101	98
Eliminations	-	-	-	-
Production and manufacturing expenses	1,525	1,310	2,900	2,581

Capital and exploration expenditures
Upstream	91	250	194	596
Downstream	39	64	73	107
Chemical	3	8	7	14
Corporate and other	10	13	22	26
Capital and exploration expenditures	143	335	296	743

Exploration expenses charged to income included above	-	42	22	59

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Second Quarter		Six Months
	2017	2016	2017	2016

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels per day)
Cold Lake	160	163	159	164
Kearl	121	110	125	124
Syncrude	27	18	46	49
Conventional	3	15	4	15
Total crude oil production	311	306	334	352
NGLs available for sale	1	1	1	2
Total crude oil and NGL production	312	307	335	354

Gross natural gas production (millions of cubic feet per day)	116	129	116	129

Gross oil-equivalent production (a)	331	329	354	376
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	132	132	129	139
Kearl	118	109	122	123
Syncrude	25	18	43	49
Conventional	3	13	4	13
Total crude oil production	278	272	298	324
NGLs available for sale	1	1	1	1
Total crude oil and NGL production	279	273	299	325

Net natural gas production (millions of cubic feet per day)	105	127	106	127

Net oil-equivalent production (a)	297	294	317	346
(thousands of oil-equivalent barrels per day)

Cold Lake blend sales (thousands of barrels per day)	209	219	215	220
Kearl blend sales (thousands of barrels per day)	161	157	166	168
NGL sales (thousands of barrels per day)	6	5	6	5

Average realizations (Canadian dollars)
Bitumen realizations (per barrel)	38.22	29.45	37.21	20.76
Synthetic oil realizations (per barrel)	65.07	58.58	67.00	48.59
Conventional crude oil realizations (per barrel)	51.62	36.04	52.39	30.22
NGL realizations (per barrel)	27.83	13.70	28.54	14.10
Natural gas realizations (per thousand cubic feet)	3.05	1.58	3.18	1.98

Refinery throughput (thousands of barrels per day)	358	246	378	323
Refinery capacity utilization (percent)	85	58	90	77

Petroleum product sales (thousands of barrels per day)
Gasolines	257	263	250	255
Heating, diesel and jet fuels	175	158	182	164
Heavy fuel oils (b)	19	8	19	13
Lube oils and other products	35	41	35	37
Net petroleum products sales	486	470	486	469

Petrochemical sales (thousands of tonnes) (b)	201	232	394	462

(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.
(b)	In 2017 carbon black product sales are reported under heavy fuel oils; in 2016 they were reported under petrochemical sales.

IMPERIAL OIL LIMITED

Attachment V

	Net income (loss) (U.S. GAAP)	Net income (loss) per common share - diluted
	millions of Canadian dollars	dollars

2013
First Quarter	798	0.94
Second Quarter	327	0.38
Third Quarter	647	0.76
Fourth Quarter	1,056	1.24
Year	2,828	3.32

2014
First Quarter	946	1.11
Second Quarter	1,232	1.45
Third Quarter	936	1.10
Fourth Quarter	671	0.79
Year	3,785	4.45

2015
First Quarter	421	0.50
Second Quarter	120	0.14
Third Quarter	479	0.56
Fourth Quarter	102	0.12
Year	1,122	1.32

2016
First Quarter	(101)	(0.12)
Second Quarter	(181)	(0.21)
Third Quarter	1,003	1.18
Fourth Quarter	1,444	1.70
Year	2,165	2.55

2017
First Quarter	333	0.39
Second Quarter	(77)	(0.09)
Year	256	0.30